CONSULTING AGREEMENT AND APPOINTMENT TO BOARD OF DIRECTORS

THIS CONSULTANT AGREEMENT (“Agreement”) entered into effective April 23, 2017, between Rocky Mountain High Brands, Inc. (hereinafter “RMHB” or “Company”) and Gerry David (hereinafter the "Consultant").

1.	Term of Agreement.

(a)	Term. The term of this Agreement is for 2 year(s), commencing on April 23, 2017.

2.	Duties and Appointment.

(a)	General Duties. The Consultant shall consult with and render advice to the Chairman of the Board of Directors of RMHB. Consultant is also appointed, effective immediately, as a Board Member of the RMHB Board of Directors.

(b)	Devotion of Time. The Consultant shall devote such business time, attention and energies to the fulfillment of his duties as special advisor and as a Board Member as Consultant deems necessary.

3.	Compensation.

(a)	Beginning April 23, 2017, on the 1st day of each month thereafter, Consultant shall receive $8,000.00 (40 hours, additional hours billed at $200/hr.) for consulting duties. Compensation for duties as a Board Member shall $16,000.00 on an annual basis.

(b)	Consultant acknowledges that he is an independent Consultant and is not an employee of RMHB. The Parties hereto understand and acknowledge that this relationship may change in the future but such change shall be documented in a separate document.

(c)	Consultant shall be reimbursed for reasonable expenses incurred in his performance under this Agreement.

(d)	In addition to the above monetary compensation, Consultant shall be issued shares of common stock of RMHB in accordance to the following schedule:
i)	7,000,000 vested options at strike price of $0.045/share to be issued immediately.
ii)	2,000,000 vested options at a strike price of $0.045/share to be issued on or before November 1, 2017.
iii)	Additional vested options will be awarded as the Company deems appropriate.

4.	Nondisclosure of Confidential Information.

(a)	The Consultant acknowledges that during his association with the Company he will learn and will have access to confidential information regarding RMHB and its affiliates, including without limitation (i) confidential or secret plans, programs, documents, agreements or other material relating to the business, services or activities of RMHB and its affiliates and (ii) trade secrets, market reports, customer investigations, customer lists and other similar information that is proprietary information of RMHB or its affiliates (collectively referred to as "Confidential Information"). The Consultant acknowledges that such Confidential Information as is acquired and used by the Company or its affiliates is a special, valuable and unique asset.

(b)	All records, files, materials and Confidential Information obtained by the Consultant in the course of his association with the Company are confidential and proprietary and shall remain the exclusive property of the Company or its affiliates, as the case may be. The Consultant will not, except in connection with and as required by his performance of his duties under this Agreement, for any reason use for his own benefit or the benefit of any person or entity with which he may be associated or disclose any such Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever without the prior written consent of the Company’s Board unless such Confidential Information previously shall have become public knowledge through no action by or omission of the Consultant.

5.	Consultant’s Representations. Consultant represents that he is not a party to any agreements or contracts, or employment agreements, or anything of similar nature, whether written or otherwise, including but not limited to non-competition agreements or non-disclosure agreements, with any person, company or entity of any nature whatsoever, which relate to or which in any way or manner prevents him from performing the duties contemplated by this Agreement. Consultant further warrants that by entering into this Agreement he will not be breaching any fiduciary duty, usurping any corporate opportunity or other opportunity of any nature, which is owed to any entity or person.

6.	Assignability. The Consultant's obligations hereunder may not be assigned or alienated and any attempt to do so by the Consultant will be void.

7.	Notices and Addresses. All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by electronic mail, by Federal Express or similar receipted delivery, by facsimile delivery or, if mailed, postage prepaid, by certified mail, return receipt requested, as follows:

To the Company: Rocky Mountain High Brands, Inc.

9101 LBJ Freeway,

Suite 200

Dallas, TX 75243

To the Consultant: Gerry David

_________________

_________________

Or to such other address as either of them, by notice to the other may designate from time to time. The transmission confirmation receipt from the sender's facsimile machine or delivery by electronic mail (eMail) shall be conclusive evidence of successful facsimile delivery. Time shall be counted to, or from, as the case may be, the delivery in person or by mailing.

8.    Use of Consultant’s Name for Public Dissemination. Consultant agrees that RMHB may use his name, background and experience in all Company related press releases, SEC filings and other forms of public dissemination for the benefit of the Company. Consultant shall have the opportunity to review and modify if necessary all of such releases prior to publication

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9.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

10.	Governing Law. This Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, and the obligations provided therein or performance shall be governed or interpreted according to the internal laws of the State of Texas without regard to choice of law considerations, and sole and exclusive venue and jurisdiction shall be in the Courts of Dallas County, Texas.

11.	Entire Agreement. This Agreement constitutes the entire Agreement between the parties and supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing signed by the party or parties against whom enforcement or the change, waiver discharge or termination is sought.

IN WITNESS WHEREOF, RMHB and Consultant have executed this Agreement as of the date and year first above written.

Rocky Mountain High Brands, Inc.

By: /s/ Jerry Grisaffi

Jerry Grisaffi

Chairman of the Board

/s/ Gerry David

Gerry David

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